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                                   EXHIBIT 12

                CASCADE NATURAL GAS CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       AND PREFERRED DIVIDEND REQUIREMENTS
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

                                                         Year Ended December 31
                                           ---------------------------------------------------
                                             1994       1993      1992       1991       1990
                                           --------   --------   -------   --------   --------
                                                         (dollars in thousands)
Fixed charges, as defined:
   Interest expense                          8,090      7,038      7,478      7,793      8,374
   Amortization of debt issuance expense       593        562        402        362        373
                                           -------    -------    -------   --------   --------

     Total fixed charges                     8,683      7,600      7,880      8,155      8,747
                                           -------    -------    -------   --------   --------


Earnings, as defined:
   Net earnings                              5,760      9,103      4,843      7,651      8,376
   Add (deduct):
     Income taxes                            3,505      5,224      2,817      4,206      4,547
     Cumulative effect of change
         In accounting method                  -         (209)       -          -          -
     Fixed charges                           8,683      7,600      7,880      8,155      8,747
                                           -------    -------    -------   --------   --------

         Total earnings                     17,948     21,718     15,540     20,012     21,670
                                           -------    -------    -------   --------   --------

Ratio earnings to fixed charges               2.07       2.86       1.97       2.45       2.48
                                           -------    -------    -------   --------   --------
                                           -------    -------    -------   --------   --------


Fixed charges and preferred
   dividend requirements:
       Fixed charges                         8,683      7,600      7,880      8,155      8,747
       Preferred dividend requirements         898        913        941        229        238
                                           -------    -------    -------   --------   --------

       Total                                 9,581      8,513      8,821      8,384      8,985
                                           -------    -------    -------   --------   --------

Ratio of earnings to fixed charges
   and preferred dividend requirements        1.87       2.55       1.76       2.39       2.41
                                           -------    -------    -------   --------   --------
                                           -------    -------    -------   --------   --------
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